UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TrustCo Bank Corp NY
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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 23, 2013, at 4:00 pm local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors.

2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.

3.	Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2013.

4.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,
Robert M. Leonard, Secretary

April 1, 2013

YOUR VOTE IS IMPORTANT

TO US

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED CARD AS PROMPTLY AS POSSIBLE. YOU MAY ALSO VOTE USING THE INTERNET OR TELEPHONE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.

Important Notice Regarding the Internet Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 23, 2013:

This Notice, the Proxy Statement attached to this Notice and TrustCo’s Annual Report to shareholders for the year ended December 31, 2012 are available free of charge at http://www.cfpproxy.com/6892.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2013

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 4:00 pm local time on Thursday, May 23, 2013, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303. This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about April 1, 2013.

The record date for the Annual Meeting is March 25, 2013. Only shareholders of record at the close of business on March 25, 2013 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. As of March 1, 2013, there were 94,071,114 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and either the bank or broker does not have the discretionary authority to vote the shares on a particular proposal or the bank or broker otherwise fails to vote the shares.

Under the rules of the NASDAQ Stock Market and the New York Stock Exchange, brokers do not have discretionary authority to vote shares on proposals that are not “routine.” Proposal 1 (Election of Directors) and Proposal 2 (Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers) would not be considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions. Proposal 3 (Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on this item.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors. The board of directors recommends that shareholders vote:

•	“For” each of the nominees for director,

•	“For” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and

•	“For” ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address or at the meeting of shareholders at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $10,000 plus expenses and a delivery fee of $2,250. The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Proposal 1 - Election of Directors

The first item to be acted upon at the Annual Meeting is the election of three directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo’s 2016 Annual Meeting are Dennis A. De Gennaro, Joseph A. Lucarelli, and Robert A. McCormick. Each of the nominees is an incumbent director and was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at eight. TrustCo’s Certificate of Incorporation and Bylaws require TrustCo’s board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “For” the election of TrustCo’s nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. Each of TrustCo’s nominees has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2012 has been furnished by each director and nominee or has been obtained from TrustCo’s records. TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR

THREE-YEAR TERMS TO EXPIRE IN 2016

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Dennis A. De Gennaro, Age 68, President and Chief Executive Officer, Camelot Associates, Corp. (commercial and residential home builder and developer). Director of TrustCo and Trustco Bank from 2009-present. Mr. De Gennaro is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	74,948	*

Joseph A. Lucarelli, Age 72, President, Traditional Builders (residential home builder and developer). Director of TrustCo and Trustco Bank from 1999-present. Mr. Lucarelli is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	233,292	*

*	Less than 1%

See footnotes on page 6.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Robert A. McCormick, Age 76, Chairman of TrustCo and Trustco Bank 2001-2008. Chairman, President & Chief Executive Officer of TrustCo and Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank from 1980-present. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Mr. McCormick has been associated with TrustCo for more than 30 years and has vast experience with all aspects of its operations. Robert A. McCormick is the father of Robert J. McCormick.	786,075	*

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Thomas O. Maggs, Age 68, President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank from 2005-present. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	71,552	*

Anthony J. Marinello, M.D., Ph.D., Age 57, Physician. Director of TrustCo and Trustco Bank from 1995-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2013. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice and his skills for developing and evaluating business strategies.	77,119	*

Robert J. McCormick, Age 49, President and Chief Executive Officer of TrustCo since January 2004, Chairman 2009 and 2010, executive officer of TrustCo from 2001-present and President and Chief Executive Officer of Trustco Bank from November 2002-present. Director of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank. Robert J. McCormick is the son of Robert A. McCormick.	2,532,848	2.67

*	Less than 1%

See footnotes on page 6.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
William D. Powers, Age 71, Partner, Powers & Company, LLC (consultants). Chairman of the Board of Directors for TrustCo and Trustco Bank for 2012. Director of TrustCo and Trustco Bank from 1995-present. Mr. Powers contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	165,548	*

William J. Purdy, Age 78, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank from 1991-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2011. Mr. Purdy contributes his knowledge regarding commercial and residential real estate, his experience as an entrepreneur operating a successful business enterprise, and his skills for developing and evaluating business strategies.	78,663	*

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert T. Cushing, Age 57, Executive Vice President and Chief Financial Officer of TrustCo from January 2004-present, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank from 1994-present. Joined TrustCo and Trustco Bank in 1994.	897,574	*

Scot R. Salvador, Age 46, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank from January 2004-present. Executive officer of TrustCo and Trustco Bank from 2004-present. Joined Trustco Bank in 1995.	583,725	*

*	Less than 1%

See footnotes on page 6.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert M. Leonard, Age 50, Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Assistant Secretary of TrustCo and Trustco Bank 2006-2009. Senior Vice President of TrustCo and Trustco Bank from 2010-present. Administrative Vice President of TrustCo and Trustco Bank 2004-2009. Executive officer of TrustCo and Trustco Bank from 2003-present. Joined Trustco Bank in 1986.	88,934	*

Eric W. Schreck, Age 46, Senior Vice President and Florida Regional President Trustco Bank from 2009-present. Treasurer of TrustCo from 2010-present. Executive officer of TrustCo and Trustco Bank from 2010-present. Joined Trustco Bank in 1989.	101,778	*

Sharon J. Parvis, Age 62, Assistant Secretary of TrustCo and Trustco Bank from 2005-present, Vice President of Trustco Bank from 1996-present. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1987.	37,626	*

Thomas M. Poitras, Age 50, Assistant Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Secretary of TrustCo and Trustco Bank 2006-2009, Administrative Vice President of Trustco Bank from 2011-present. Vice President of Trustco Bank from 2001-2010. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1986.	71,200	*

*	Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (14 INDIVIDUALS) BENEFICIALLY OWN 5,800,882 SHARES OF COMMON STOCK, WHICH REPRESENTS 6.05% OF THE OUTSTANDING SHARES.

Footnotes:

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)

Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers: Dennis A. De Gennaro, 71,901 shares, Dr. Anthony J. Marinello, 43,910 shares; William D. Powers, 154,501 shares; and Robert J. McCormick, 183,015 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities: Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 6,163 shares; Robert A. McCormick, 69,994 shares; Robert M. Leonard, 17,398 shares; Eric W. Schreck, 655 shares; and Thomas M. Poitras, 2,098 shares. Included for Robert J. McCormick are 603,859 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 379,217 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family. The number of shares described above as beneficially owned by each of the directors and executive officers includes options to acquire the following number of shares that are either currently exercisable or will become exercisable within 60 days of the date of this proxy statement: Robert T. Cushing, 375,000 shares; Dennis A. De Gennaro, 2,000 shares, Robert M. Leonard, 33,500 shares; Joseph A. Lucarelli, 10,000 shares; Thomas O. Maggs, 6,000 shares; Dr. Anthony J. Marinello, 10,000 shares; Robert A. McCormick, 10,000 shares; Robert J. McCormick, 850,000 shares; William D. Powers, 10,000 shares; William J. Purdy, 10,000 shares; Scot R. Salvador, 475,000 shares; Sharon J. Parvis, 30,000 shares; Thomas M. Poitras, 30,500 shares, and Eric W. Schreck, 32,000 shares.

Board Meetings and Committees

TrustCo’s full board held eight meetings during 2012. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Stock Market. TrustCo’s independent directors met in executive session twice during 2012.

TrustCo maintains a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee. The charters of each of the committees may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The Nominating and Corporate Governance Committee held four meetings in 2012. The directors currently serving on the Nominating and Corporate Governance Committee are Joseph A. Lucarelli (Chairman), Dennis A. De Gennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Nominating and Corporate Governance Committee is to assist the board by recommending and reviewing individuals for consideration as directors and develop and annually review governance guidelines applicable to the Company.

TrustCo’s Audit Committee held four meetings in 2012. The directors currently serving on the Audit Committee are William D. Powers (Chairman), Dennis A. De Gennaro, Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas O. Maggs, and William J. Purdy. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; the committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit procedures and the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

TrustCo’s Compensation Committee held five meetings in 2012. The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Dennis A. De Gennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Compensation Committee is to determine the compensation of the executive officers and to review general compensation practices of TrustCo and Trustco Bank. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities.

Board Leadership Structure and Role in Risk Oversight

The position of TrustCo’s chairman of the board and the office of its president and chief executive officer are held by different persons. The chairman of the board, Anthony J. Marinello, M.D., Ph.D., is an independent director who has been a member of the board since 1996. Dr. Marinello became chairman in January 2013. The policy of TrustCo’s board of directors is that the positions of chief executive officer and chairman of the board should be separated and that the position of chairman of the board should rotate among TrustCo’s independent directors on an annual basis. Dr. Marinello is a member of the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee.

The board of directors has determined that the separation of the roles of chairman of the board and chief executive officer will enhance board independence and oversight. More specifically, the board believes that separating the roles will allow the Company’s president and chief executive officer, Robert J. McCormick, to better focus on developing and implementing corporate initiatives, enhancing shareholder value and strengthening our business and operations, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management.

The board of directors as a whole is ultimately responsible for risk management oversight of TrustCo and its subsidiaries; in carrying out its responsibilities in this area, the board has delegated important duties to its committees. For example, the Audit Committee assists the full board with respect to the adequacy of TrustCo’s internal controls and financial reporting process, the independence and performance of TrustCo’s internal and external auditors, and compliance with legal and regulatory requirements. In addition, the Compensation Committee has the authority to conduct annual reviews of the Company’s incentive compensation practices to assess the extent to which such arrangements and practices encourage risk-taking and whether the level of encouragement of such risk-taking is appropriate under the circumstances. The Compensation Committee has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

The entire board reviews and approves, on an annual basis, all significant policies that address risk within TrustCo’s consolidated organization, including credit risk, interest rate risk,

liquidity risk, and compliance risk. The board monitors risk through reports received on a periodic basis from management, and the board annually approves the Company’s contingency plan as well as its insurance program.

Director Nominations

Each of the nominees slated for election at the Annual Meeting was considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.

The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the director nominees for the Annual Meeting of Shareholders.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and viewpoints.

After a potential candidate is identified, the committee will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by the committee and by a majority of the independent members of the board.

The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s Bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days notice of the meeting is provided.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the chief executive officer and reviewing the compensation of TrustCo’s and Trustco Bank’s executive officers. Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately enhance shareholder value, by aligning closely the financial interests of TrustCo’s senior management with those of its shareholders.

Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:	Joseph A. Lucarelli, Chairman
Dennis A. De Gennaro
Dr. Anthony J. Marinello
Thomas O. Maggs
William D. Powers
William J. Purdy

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of six directors, each of whom is independent under the listing standards of The NASDAQ Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. Each Audit Committee member also satisfies the additional independence requirements contained in the Securities Exchange Act of 1934 for members of public company audit committees. The board of directors has determined the Company does not have an Audit Committee “financial expert” serving on its Audit Committee. TrustCo’s board believes that in order to fulfill all the functions of the board and the Audit Committee, each member of the board and the Audit Committee should meet all the criteria that have been established by the board for board membership and that it is not in the best interests of TrustCo to nominate as a director someone who does not have all the experience, attributes, and qualifications that TrustCo seeks. Further, the board believes that the present members of the Audit Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties. To assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee.

The Audit Committee operates under a written charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The following table presents fees for professional audit services, as well as other professional or consulting services, rendered by Crowe Horwath LLP, TrustCo’s independent accounting firm. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2012 and 2011 and of the effectiveness of internal controls over financial reporting, tax return preparation services for the 2011 tax year, and fees billed for other services provided by Crowe Horwath LLP during 2012 and 2011.

	2012	2011
Audit fees	$369,500	$336,000
Audit related fees(1)	—	155,500
Tax fees(2)	137,477	—
All other fees(3)	—	50,000

Total fees	$506,977	$541,500

(1)	For 2011, audit related fees consisted of services performed in connection with the public stock offering completed in July 2011, as well as accounting research.
(2)	For 2012, tax fees consisted of tax return preparation services and assistance with tax audits.
(3)	For 2011, all other fees consisted of consulting services obtained in connection with the transition to the new federal banking regulators for TrustCo and Trustco Bank.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s independent accountants. In considering nonaudit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the independent accountants and whether the service could compromise the independence of the independent accountants. In certain circumstances, the Audit Committee’s policies and procedures provide the committee’s chairman with the authority to preapprove services from the Company’s independent accountants, which such approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described above were approved by the Audit Committee.

Audit Committee Report. The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s independent accountants for 2012, Crowe Horwath LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. In performing its oversight, the Audit Committee reviews the performance of Crowe Horwath LLP and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and Crowe Horwath LLP to review and discuss TrustCo’s December 31, 2012 and 2011 consolidated financial statements. The Audit Committee also discussed with Crowe Horwath LLP the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from Crowe Horwath LLP required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:	William D. Powers, Chairman
Dennis A. De Gennaro
Joseph A. Lucarelli
Dr. Anthony J. Marinello
Thomas O. Maggs
William J. Purdy

Communications to Board and Shareholder Meeting Attendance

TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings, and all of the directors attended the 2012 Annual Meeting.

Vote Required and Recommendation

The three nominees for election to the TrustCo board for three-year terms expiring at the 2016 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers

Section 14A to the Securities Exchange Act of 1934 that requires TrustCo to provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executives officers as disclosed in this proxy statement, including the

Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative. (This matter is often referred to as a “say-on-pay” proposal.)

Although TrustCo’s shareholders have approved having the say-on-pay vote every third year, TrustCo’s Compensation Committee and the full board of directors have determined that an annual advisory vote on the compensation of the named executive officers would better serve the Company and its shareholders. In the view of the board, since the compensation of the named executive officers is evaluated, adjusted as appropriate, and approved on an annual basis, the views of the Company’s shareholders as expressed in the say-on-pay advisory vote should also be considered annually. Annual advisory votes, in the view of the board, provide an effective means of communicating shareholder concerns about the Company’s executive compensation programs.

The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors, or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure designed to compare favorably with its peer group while taking into account the experience and responsibilities of the particular executive officer. TrustCo also seeks to provide compensation incentives that promote the enhancement of shareholder value in conjunction with maximizing, executive talent, rewarding a high level of performance and managing and minimizing the level of risk inherent in the compensation program. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2012 reflects and supports these compensation policies and procedures.

Resolution

In light of the foregoing, TrustCo is asking shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, and the other related tables and narrative disclosure.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to adopt the foregoing resolution approving the compensation of

TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Proposal 3 - Ratification of the Appointment of Independent Public Accounting Firm

The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on February 19, 2013 has reappointed Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2013. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe Horwath LLP for the fiscal year ending December 31, 2013. Information with respect to the services provided in 2012 and 2011 to TrustCo by Crowe Horwath LLP is presented under the Audit Committee discussion, above. Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to ratify the appointment of Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2013. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the objectives, policies and components of TrustCo’s 2012 executive compensation program for its named executive officers. TrustCo has identified the following executive officers as its named executive officers for 2012:

•	Robert J. McCormick, President & Chief Executive Officer, TrustCo and Trustco Bank

•	Robert T. Cushing, Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank

•	Scot R. Salvador, Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank

•	Robert M. Leonard, Secretary, TrustCo and Trustco Bank, and Senior Vice President, Trustco Bank

•	Eric W. Schreck, Treasurer, TrustCo, and Senior Vice President, Trustco Bank

TrustCo has been transitioning its executive compensation program from a program with an emphasis on fixed pay to a program that puts a greater emphasis on performance-based compensation. For 2012, our executive compensation program was designed to promote the following compensation objectives:

•	Support the achievement of our long and short-term strategic and financial objectives;

•	Reward executives for continuous improvement of financial metrics;

•

Align executive interests with the interests of our shareholders through a portfolio of equity and other long-term economic incentives and, in doing so, balance the executive’s focus on long-term return to shareholders with considerations of excessive risk mitigation;

•	Attract and retain highly talented, results-driven executives; and

•	Encourage executives to own meaningful amounts of our stock to further their alignment with our shareholders.

2012 Compensation Decisions.

The following summary highlights the key decisions made by the Compensation Committee (the “Compensation Committee”) in 2012 regarding to the executive compensation program for the named executive officers.

•

Base Salary – For 2012, the Compensation Committee, for the third consecutive year, determined not to increase the base salary for Mr. McCormick, which has remained frozen since 2009. The base salaries for Messrs. Cushing and Salvador also remain unchanged for 2012. Moreover, the Compensation Committee has determined not to increase the base salaries for these named executive officers for 2013. The decision to de-emphasize salary increases for these executives has not been due to performance, but rather reflects the Compensation Committee’s goal to transition from a prior emphasis on fixed compensation to a greater emphasis on performance-based compensation via annual and long-term incentives. For example, during 2010 the base salary for Mr. McCormick represented 69.61% of his total compensation compared with 43.17% for 2012. The Compensation Committee expects this percentage to continue to decrease in 2013. Messrs. Leonard and Schreck received modest base salary increases for 2012, consistent with increases during each of the past several years based on their performance and the Compensation Committee’s views as to the appropriate positioning of their compensation relative to peer group practices.

•

Long-Term Equity Incentive Compensation – For 2012 the Compensation Committee generally continued the approach it implemented in 2011 with respect to equity awards, with two refinements, and granted a combination of stock options and restricted stock awards to the named executive officers. The first refinement related to the aggregate number of stock options and restricted stock awards granted for 2012, which was reduced to allow for the grant of performance-based equity awards (described below). The second, refinement related to the form of restricted stock awards, which was changed from restricted stock to restricted stock units.

•

Performance Share Award Program – As part of its ongoing effort to further tie executive pay to performance, in 2012 the Compensation Committee implemented a new long-term equity incentive program in the form of performance share awards to the named executive officers. Unlike, stock option and restricted stock awards, which vest over time, these awards track TrustCo’s earnings per share over a three-year period and only vest upon the achievement of certain earnings per share targets, and generally require the executive officers to remain employed with TrustCo through the end of the three-year period.

•

Executive Officer Incentive Plan – For 2012, the Compensation Committee continued the operation of the Company’s Executive Officer Incentive Plan, which provides for the payment of annual cash bonuses based on the achievement of pre-defined annual performance goals that either meet or exceed the performance of the Company’s peer group. The selected performance goals represent the criteria that the Compensation Committee believes are the most appropriate short-term annual metrics intended to foster the creation of long-term shareholder value.

•

Supplemental Retirement Plan (SERP) Bonus – For 2012, the Company made payments to Mr. McCormick, Mr. Cushing and Mr. Salvador, as provided in their employment agreements, in an amount equal to the incremental amount that would have been credited to them under the TrustCo Supplemental Retirement Plan, which was frozen in 2008. The Company has continued these payments because it is required to do so under the executives’ employment agreements, which requirement is intended to encourage the retention of these three senior-most executives.

Highlights of Business Results

The Committee believes that TrustCo’s performance was exceptional in 2012. Among the highlights of this performance were the following: net income increased by 13.44%, average shareholders’ equity increased by 17.00% and the tangible book value of the Company increased an impressive 5.25%. Additional information regarding TrustCo’s financial performance for 2012 is contained in the TrustCo’s annual report to shareholders for the year ended December 31, 2012. The Committee attributes this exceptional performance in part to the efforts of the Company’s executive officers, including the named executive officers, whose efforts are encouraged and rewarded by the Company’s executive compensation program.

Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers

The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, long-term incentive and equity incentive arrangements, annual incentive and bonus arrangements, and all other executive benefits and other compensation programs for the Company’s named executive officers. The Compensation Committee is also responsible for setting the compensation for Mr. McCormick, the Company’s chief executive officer (“CEO”). As for the other named executive officers, our CEO generally makes recommendations to the Compensation Committee, which then evaluates the recommendations in light of the named executive officers’ performance, along with the Company’s performance and other factors, and then determines the levels and structure of compensation for these executives.

In making its decisions, the Compensation Committee will consider a number of factors including among others:

•	TrustCo’s and Trustco Bank’s attainment of net income goals;

•	The Company’s operating performance against its peers;

•	Total shareholder return over a one to five-year period and total shareholder return in relation to total compensation;

•	Total asset targets;

•	Overall profitability from year to year; and

•

Banking experience of individual named executive officers, the scope of their responsibility within the overall organization, and their individual performance and specific contributions they made to TrustCo and Trustco Bank during the course of the year.

The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The Compensation Committee generally considers most or all of the above criteria, but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein or otherwise set forth below, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.

Use of Peer Companies

As part of the Company’s analysis, review and implementation of its executive compensation program, the Compensation Committee reviews certain aspects of the financial performance of a group of companies the Company considers to be peer companies as well as the compensation paid to certain executive officers of these peer companies. For example, annual bonus awards paid pursuant to the Company’s Executive Officer Incentive Plan are based on the achievement of certain performance metrics relative to the achievement of the same metrics by these peer companies. In addition, the Compensation Committee typically reviews the total compensation, including base salary, incentive compensation, equity awards and other compensation, paid to the top three executive officers of these peer companies.

In December of 2011, the Compensation Committee selected a peer group composed of New York, New Jersey and Florida based banks and thrifts with assets of between $2 and $10 billion (as of September 30, 2011), but excluded companies that received equity investments from the federal government under the Troubled Asset Relief Program (“TARP”). The Compensation Committee chose to omit companies that participated in the TARP because those companies were under certain government imposed restrictions relating to capital requirements and executive compensation and, in the Compensation Committee’s view, tended to be poorer performing institutions. The resulting peer group contained 12 banks, of which six were based in New York, four were based in New Jersey and two were based in Florida. The Compensation Committee felt that since the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida, these comparably-sized companies were a reasonable representation of its peers. The Company also has branch offices in Vermont and Massachusetts, but it views those offices as extensions of its Upstate New York operations. As of December 31, 2011, the Company had total assets of approximately $4.2 billion.

The Company’s peer group selected in 2011 consisted of the following companies (the “2011 Peer Group”).

Bank Atlantic Group

Capital City Bank Group, Inc.

Community Bank System, Inc.

Dime Community Bancshares, Inc.

Hudson Valley Holding Corp.

Kearny Financial Corp.

NBT Bancorp Inc.

Northfield Bancorp, Inc.

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Tompkins Financial Corp.

In December of 2011, when considering increases in 2012 base salary and changes to the structure of the Executive Officer Incentive Plan for 2012 for the Company’s top three executive officers (Messrs. McCormick, Cushing and Salvador), the Compensation Committee reviewed and took into consideration the base salary and total compensation paid to the top three executive officers of the companies in the 2011 Peer Group. Based in part on this comparative analysis, the Compensation Committee determined not to increase the fixed base salaries for these three executive officers for 2012 but rather to slightly increase the threshold, target and maximum percentages of base salary that could be earned by these named executive officers for achieving certain performance metrics under the Executive Officer Incentive Plan during 2012.

In December of 2012, the Compensation Committee again selected a peer group based on the same geographical and asset criteria (as of September 30, 2012) used in 2011, but this time including companies that had participated in the TARP. The Compensation Committee chose to include these companies in 2012 because most had repaid the federal investment and were no longer under the restrictions relating to capital requirements and executive compensation. The resulting peer group contained 19 banks, of which nine were based in New York, seven were based in New Jersey and three were based in Florida. The Compensation Committee felt that since the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida, these comparably-sized companies were a reasonable representation of its peers. The Company also has branch offices in Vermont and Massachusetts, but it views those offices as extensions of its Upstate New York operations. As of December 31, 2012, the Company had total assets of approximately $4.3 billion.

The Company’s peer group selected in 2012 consisted of the following companies (the “2012 Peer Group”).

Capital City Bank Group, Inc.

CenterState Bank, Inc.

Community Bank System, Inc.

Dime Community Bancshares, Inc.

Financial Institutions, Inc.

Flushing Financial Corporation

Hudson Valley Holding Corp

Kearny Financial Corp.

Lakeland Bancorp, Inc.

NBT Bancorp Inc.

Northfield Bancorp, Inc.

OceanFirst Financial Corp.

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Seacoast Banking Corporation of Florida

Sterling Bancorp

Sun Bancorp, Inc.

Tompkins Financial Corp.

In addition, for 2012, the Compensation Committee also reviewed compensation paid to the executive officers of companies in a peer group designed by Institutional Shareholder Services, Inc. (“ISS”), a third-party provider of corporate governance research and analysis and shareholder advisory services for TrustCo in 2011. The ISS peer group was composed of companies having the same Global Industry Classification Standard as the Company and a similar asset size and market value.

The ISS peer group consisted of the following companies (the “ISS Peer Group”).

Bank Mutual Corporation

Beneficial Mutual Bancorp, Inc.

Berkshire Hills Bancorp, Inc.

Bofl Holding, Inc.

Brookline Bancorp, Inc.

Capital Federal Financial, Inc.

Dime Community Bancshares, Inc.

Doral Financial Corporation

First Financial Holdings, Inc.

Flushing Financial Corporation

Kearny Financial Corp.

MGIC Investment Corporation

NBT Bancorp Inc.

Northfield Bancorp, Inc.

Northwest Bancshares, Inc.

OceanFirst Financial Corp.

Ocwen Financial Corporation

Oritani Financial Corp.

Provident Financial Services, Inc.

Provident New York Bancorp

Radian Group Inc.

ViewPoint Financial Group, Inc.

WSFS Financial Corporation

In December of 2012, as part of its year-end review of the Company’s executive compensation program, the Compensation Committee again reviewed the base salary and total compensation paid to the top three executive officers of the companies in the 2012 Peer Group and concluded that in general, total compensation paid to the Company’s top three executive officers (Messrs. McCormick, Cushing and Salvador) for 2012 was within market practices. For 2011 (the most recent period for which such information was available), the median and average total compensation for the three separate peer groups was as follows:

	2011 Peer group without TARP	2011 Peer Group including TARP	ISS Peer Group
CEO
Median	1,550,000	1,250,000	1,407,000
Average	2,460,000	2,075,000	2,506,000

Second most highly paid Executive Officer
Median	720,000	711,000	653,000
Average	1,187,000	1,030,000	1,304,000

Third most highly paid Executive Officer
Median	670,000	614,000	590,000
Average	1,045,000	822,000	1,025,000

The total compensation for 2011 for Mr. McCormick, Cushing and Salvador was $1,763,000, $1,255,000 and $1,036,000, respectively. The Compensation Committee is of the opinion that the base salary of the Company’s senior executive officers (and their total compensation) is competitive with the peer group, taking into account the scope of their respective responsibilities, the compensation paid by the peer group for similar positions and the performance of the Company relative to the peer group.

While the Company is of similar size to the members of its peer group, the Compensation Committee also takes into consideration the unique size of the Company’s executive group as compared to other companies in the peer group. TrustCo and Trustco Bank currently operate with three senior executive officers, all of whom have a very broad scope of responsibilities; whereas the Compensation Committee believes the other institutions in the Company’s peer group have a larger pool of such officers. Messrs. McCormick, Cushing, and Salvador oversee all of the Company’s operating departments, including the departments headed by Mr. Leonard, and Mr. Schreck, and generally shoulder more responsibility than the top three executive officers among the peer companies. Utilizing recent performance data, the Compensation Committee concluded the Company’s overall performance compared favorably with that of the Company’s 2012 Peer Group. Through September 30, 2012, TrustCo’s return on average equity was (on an annualized basis) 10.64% compared to a 2012 Peer Group median of 7.60% and a 2012 Peer Group average of 5.80%. For the same period, TrustCo’s return on average assets and efficiency ratio were (on an annual basis) 0.85% and 51.30%, respectively, compared to a 2012 Peer Group median of 0.77% and 63.21%, respectively, and a 2012 Peer Group average of 0.65% and 64.79%, respectively. In general, the Compensation Committee believes the Company’s senior executive officers’ compensation levels are appropriate based upon the committee’s analysis of the responsibilities of those officers and the Company’s financial performance.

Finally, in February of 2013, the financial performance of the members of the 2012 Peer Group as of December 31, 2012 compared with the Company’s performance as of December 31, 2012 in order to assess the level of achievement of the Company performance goals under the Executive Incentive Plan were reviewed. See below under the heading Executive Officer Incentive Plan for 2012 for a discussion of the Company’s performance during 2012 and the resulting compensation paid to the named executive officers under the Executive Officer Incentive Plan.

Compensation Consultants

The Company periodically retains independent compensation consultants to assess the compensation of the named executive officers and certain other executives to ensure pay competitiveness. In addition, the Compensation Committee also periodically reviews information provided by or through third-party sources and often relies on TrustCo’s Human Resources Department to gather such information.

In connection with the Company’s implementation of its performance share award program in 2012, the Company’s management team retained James F. Reda & Associates (“Reda”) to help design a long-term incentive compensation program that had a performance-vesting component. Reda was instructed to develop an appropriate peer group, identify the types and structures of the long-term incentive plans, including plans with a performance-vesting component, maintained by such peer companies and to assist the Company in developing a long-term incentive compensation program with a performance-vesting component. Reda constructed a twenty-five (25) company peer group consisting of all twelve (12) companies in TrustCo’s 2011 peer group and an additional eighteen (13) companies from the peer group established by ISS. Reda’s expanded peer group consisted of nineteen (19) thrift and mortgage finance companies and six (6) regional banks with total assets ranging from $2 billion to $10 billion.

The members of the Reda peer group (the “Reda Peer Group”) are:

BankAtlantic Bancorp, Inc.	NBT Bancorp Inc.
Beneficial Mutual Bancorp, Inc.	Northfield Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Northwest Bancshares, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
Capital City Bank Group, Inc.	Ocwen Financial Corp.
Capitol Federal Financial	Oritani Financial Corp.
Dime Community Bancshares, Inc.	Provident Financial Services, Inc.
Community Bank System, Inc.	Provident New York Bancorp
First Defiance Financial Corp.	Radian Group Inc.
First Financial Holdings, Inc.	Sterling Bancorp
Flushing Financial Corporation	Tompkins Financial Corp.
Hudson Valley Holding Corp.	WSFS Financial Corp.
Kearny Financial Corp.

As a result of the survey of the long-term incentive programs maintained by the companies in the Reda Peer Group and upon the recommendation and assistance of Reda, the Company adopted the performance share award program. See below under the heading Long-Term Incentive Program for a discussion of the Company’s performance share award program.

2012 Executive Compensation Program

For 2012 there were three basic elements to TrustCo’s executive compensation program, each of which has sub-elements: annual compensation (comprised of salary and incentive bonus), long-term compensation (comprised of stock options, restricted stock, performance shares and the performance bonus program), and retirement compensation (comprised of defined benefit pension plan, profit sharing/401(k) plan, and supplemental retirement plan). As a general matter, the Compensation Committee initially considers total compensation levels of its peer group prior to making compensation decisions with respect to each of the individual elements of executive compensation.

The description below provides discussion and analysis for each element of TrustCo’s executive compensation program for 2012, including the relevant history of those components and the compensation decisions made for 2012.

Base Salary. Annual salary is the base compensation for the Company’s named executive officers and is intended to provide a portion of compensation which is fixed to give our named executive officers resources upon which to live and provide them with a certain level of financial security. The salaries for our named executive officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the peer group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

For 2012, the Compensation Committee determined not to increase the base salaries for Messrs. McCormick, Cushing and Salvador, which remained fixed at $880,000, $640,000 and $510,000, respectively. In making this determination, the Compensation Committee reviewed comparable base salaries of executives in the 2011 Peer Group and the relative performance of the peer companies. Although the Compensation Committee believes that these executive officers’ performance in 2012 led to the Company substantially outperforming our peer group, consistent with the Company’s policy to gradually increase the proportion of performance-based compensation to fixed compensation, the Compensation Committee believes that such performance should be rewarded through the Company’s Executive Officer Incentive Plan (annual performance bonuses) and/or the Equity Incentive Plan (stock options, restricted units and performance share awards).

In determining the base salaries for Messrs. Leonard and Schreck for 2012, the Compensation Committee considered the Company’s overall financial performance along with the performance of the individual officers and the responsibilities each officer holds within the organization, each officer’s experience and the goals of each department for which the officer has responsibility. After a recommendation from Mr. McCormick, the Compensation Committee increased the 2013 base salary for Mr. Leonard from $175,000 to $195,000 and the base salary for Mr. Schreck from $240,000 to $247,500.

Executive Officer Inventive Plan for 2012. The Executive Officer Incentive Plan provides for annual bonus compensation for the named executive officers based on the achievement of certain corporate performance targets. The corporate performance targets set for 2012 included return on average equity, efficiency ratio, return on average assets, and the ratio of non-performing assets to total assets, each as measured against the composite performance of TrustCo’s peer group. The respective weightings are set forth in the table below. The Compensation Committee selected these particular measures because it considers them to be performance metrics that are frequently used by TrustCo’s management in assessing internal corporate performance. Bonuses were earned for 2012 only for achievement of corporate targets equal to or better than the peer group median and are based on threshold (15% of base salary), target (25% of base salary) and maximum (40% of base salary) levels of achievement.

The following table sets forth the corporate performance targets, weightings, levels of achievement and other details under the 2012 Executive Officer Incentive Plan. The plan does not provide for any incentive bonus payment for achievement of performance targets that is not at least equal to the peer group median results and bonus awards under the plan were capped at a maximum of 40% of salary in 2012.

2012 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (15% of salary)	Target Performance Level (25% of salary)	Maximum Performance Level (40% of salary)	2012 TrustCo Performance Level Compared to Peer Group Median	Award % Earned	Award as a % of Salary
Return on Average Equity	35%	Equal to peer group median to 9% above	10% to 24% better than peer group median	25% better than peer group median	34% above	40%	14.00%
Efficiency Ratio	35%				21% above	25%	8.75%
Return on Average Assets	15%				12% above	25%	3.75%
Non-Performing Assets to Total Assets	15%				1% above	15%	2.25%
						Total	28.75%

For 2012, the level of achievement of the corporate performance targets is set forth above and the bonuses earned under the plan represented 28.75% of base salary or $253,000, $184,000 $146,625 $50,313 and $69,000 for Messrs. McCormick, Cushing, Salvador, Leonard and Schreck, respectively.

Executive Officer Incentive Plan for 2013. The Compensation Committee reviews the plan bonus opportunities, performance targets, structure and other metrics on an annual basis. In December of 2012, the Compensation Committee met and approved the bonus opportunities, performance targets, structure and other metrics for the 2013 plan. The corporate performance targets set for 2013 include return on average equity, efficiency ratio, and non-performing assets to total assets. For 2013 an additional performance measure was added through the Performance Share Awards. Therefore, the committee chose to move to three criteria for the Executive Officer Incentive Plan. This will allow the Executives to better focus on the criteria the committee feels are most important in driving Corporate performance. For 2013, based in part on the Compensation Committee’s review of total compensation for 2011 (the most recent period for which such information was available) for the executive officers of the companies in the 2012 Peer Group, the bonus achievement levels for threshold, target and maximum level of achievement were set to 20%, 30% and 50% of base salary.

The following table sets forth the corporate performance targets, weightings, levels of achievement and other details under the 2013 Executive Officer Incentive Plan. The plan does not provide for any incentive bonus payment for achievement of performance targets that is not at least equal to the peer group median results and bonus awards under the plan were capped at a maximum of 50% of salary in 2013.

2013 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (20% of salary)	Target Performance Level (30% of salary)	Maximum Performance Level (50% of salary)
Return on Average Equity	35%	Equal to peer group median to 9% above	10% to 24% better than peer group median	25% better than peer group median
Efficiency Ratio	35%
Non-Performing Assets to Total Assets	30%

The Compensation Committee feels strongly that the Executive Officer Incentive Plan, as currently structured, motivates the executives for the critical components that should drive long-term shareholder value creation for 2013, without encouraging undo risk-taking – particularly with the complement of the long-term incentive grants made in 2012. Consistent with the Company’s policy to gradually shift the emphasis of the executive compensation program from fixed compensation to performance-based compensation, and given the Company’s exceptional performance over the last two years, the Compensation Committee has determined to increase the percentage of base salary awarded as a bonus for meeting or exceeding the performance levels rather than to increase the fixed base salaries of the named executive officers.

Long-Term Incentive Program. The Company maintains a long-term incentive compensation program through its 2010 Equity Incentive Plan and Performance Bonus Plan. The 2010 Equity Incentive Plan provides for equity-based awards and the Performance Bonus Plan provides for equity-based compensation in connection with a change in control. The Company believes that compensation in the form of equity-based awards tie the interests of the named executive officers with those of our shareholders and thereby drive long-term success.

The 2010 Equity Incentive Plan was established to advance the interests of the Company and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership. The plan allows for the grant of a variety of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares, and is administered by the Compensation Committee, which is empowered to determine the time, amount and recipients of awards and the other terms and conditions of awards to be granted thereunder, including the exercise price, vesting schedule, and expiration dates.

When granting equity-based awards to any of the named executive officers, the Compensation Committee reviews the executive officer’s position and individual performance in light of the Company’s goals to drive long-term performance and tie the interests of the named executive officers with those of our shareholders. The Compensation Committee also reviews awards granted to similarly situated officers at peer companies. Ultimately, however, the Compensation Committee makes discretionary judgments based these factors and their ongoing assessment and understanding of TrustCo and its executive officers. Awards are designed to ensure each named executive officer has a sense of ownership in the financial growth and the growth in total shareholder return of the Company.

Stock Option and Restricted Stock Unit Awards. In 2012 the Compensation Committee granted the following stock option and restricted stock unit awards to each of the named executive officers:

Named Executive Officer	Stock Option Awards	Restricted Stock Unit Awards
Robert J. McCormick	87,000	22,000
Robert T. Cushing	43,500	11,000
Scot R. Salvador	43,500	11,000
Robert M. Leonard	8,500	3,000
Eric W. Schreck	8,500	3,000

The exercise price of all stock options granted was $5.17 per share, the closing price of the Company’s common shares on November 20, 2012, the date of grant. The stock options vest in equal amounts over a five year period, with all options being fully vested as of November 20, 2017, and expire on November 20, 2022. The periods of restriction applicable to the restricted stock unit awards will lapse as to all units awarded on November 20, 2015. In addition, vesting of options and the lapse of the restriction periods may accelerate upon certain events, including the death, disability, or retirement of an award holder or upon a change in control of TrustCo.

The definition of “change in control” is contained in the 2010 Equity Incentive Plan and is substantially the same as the definition contained in the senior executives’ employment agreements and the performance bonus plan described below (and also substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code). The Compensation Committee believes that the definition of change in control is customary within the banking industry and that the circumstances under which change in control benefits would vest or become payable are reasonable. (The change in control definition is described below under “Executive Compensation Payments and Awards.”)

In making the 2012 awards, the Compensation Committee intended that the total value of all the awards under the equity incentive plan be similar in value to those awards given in 2011. (The Summary Compensation Table provides additional information regarding the value of restricted stock awards and option grants.) The reasons for making these awards were to combine the retention and downside risk benefits inherent in restricted units and performance units with and the creation of shareholder value benefits inherent in stock options, while mitigating the perceived excessive risk that potentially bears itself through a single type of awards approach.

Performance Share Awards. In consultation with and based on advice from Reda, in 2012 the Compensation Committee established the performance share award program under the 2010 Equity Incentive Plan. In 2012 the Compensation Committee granted the following equity-based awards to each of the named executive officers:

Named Executive Officer	Performance Shares
Robert J. McCormick	20,000
Robert T. Cushing	10,000
Scot R. Salvador	10,000
Robert M. Leonard	3,000
Eric W. Schreck	3,000

Each performance share represents the right to receive upon settlement an amount in cash equal to the fair market value of one share of TrustCo Common Stock. The performance shares generally will vest at the end of a three-year performance period based upon continued employment through the end of the performance period and the achievement of corporate performance goals. The three-year performance period for the 2012 awards runs from January 1, 2013 through December 31, 2015 (the “Performance Period”). For the awards granted in 2012, the achievement of the performance goals condition will be measured by the percentage increase in the Company’s diluted earnings per share (“Diluted EPS”) as of the end of the Performance Period over the Company’s Diluted EPS for the year ended December 31, 2012 (“Base Diluted EPS”). In the peer group comparison referenced above, those companies who used performance-vested long term incentive awards, Earnings Per Share was the most common criteria used. The number of performance shares subject to vesting will depend on the level of increase in Diluted EPS over the Base Diluted EPS at the end of the Performance Period. The table below sets forth the threshold, target and maximum vesting criteria for the 2012 awards.

Increase in Diluted EPS at end of Performance Period	Percentage of Performance Shares Subject to Vesting
Less than 6% increase over Base Diluted EPS	No vesting

At least 6% but less than 9% increase over Base Diluted EPS	Threshold Vesting (75% of Target Performance Shares)

At least 9% but less than 12% increase over Base Diluted EPS	Target Vesting (100% of Target Performance Shares)

12% or greater increase over Base Diluted EPS	Maximum Vesting (125% of Target Performance Shares)

Upon completion of the Performance Period, the Compensation Committee will evaluate and determine the extent to which the time-based vesting conditions and performance-based vesting conditions have been satisfied and will certify the level of the performance goals attained and the amount payable as a result thereof. Payment in respect of the performance shares will be made in a lump sum in cash to the recipients on a date no later than March 15 of the year following the end of the Performance Period. Performance shares may vest, and be settled, prior to the end of the Performance Period upon the death, disability or retirement of a participant, or in the event of a change in control of TrustCo.

Performance Bonus Plan. The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which provides compensation to the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change of control of the Company. The Company is not actively seeking to be acquired; however the Compensation Committee understands that regional banking institutions such as the Company are continually subject to acquisition by third parties. It is the belief of the Compensation Committee that following any “change in control” (as defined in the Performance Bonus Plan), TrustCo’s senior executive officers would not have the same level of responsibility as they currently have with TrustCo, and their compensation would thus be adversely affected by the control change. Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation) TrustCo and Trustco Bank have implemented the Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary.

In order to reward the Company’s most senior executive officers for a successful strategic acquisition that is in the best interest of our shareholders and encourage these senior executives to remain with the Company up to and through the consummation of such strategic acquisition, TrustCo and Trustco Bank have implemented the Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to nullify or mitigate the risks to any such successful strategic acquisition as noted above.

Under the Performance Bonus Plan, the senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Payment to a participant under the plan must be made within ten days after the change in control.

The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. (The change in control definition is described below under “Executive Compensation Payments and Awards.”) Each of the Company’s senior executive officers has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been awarded only when a person becomes a senior executive officer.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders. However, the Compensation Committee will continue to review this long-term incentive vehicle on an annual basis as it continues to refine its approach to long-term incentives.

Stock Ownership Guidelines. The Company’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The board believes directors and designated members of senior management should have a financial investment in the Company. As CEO, Mr. McCormick is expected to beneficially own 350,000 shares, and as Executive Vice Presidents, Messrs. Cushing and Salvador are expected to beneficially own 250,000 shares each. These guidelines for members of senior management are expected to be achieved within four years of being appointed to their positions. Options to acquire shares of the Company’s stock count toward achievement of the guidelines. As of December 31, 2012 Mr. McCormick beneficially owned 1,928,989 shares and Messrs. Cushing and Salvador beneficially owned 897,574 and 583,725, respectively. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards – December 31, 2012 table.

Retirement Plans

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan. The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen,” in 2006 and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo. Each of the named executive officers participates in the Retirement Plan, and in our Profit Sharing/401(k) Plan.

Supplemental Retirement Plan. The Company maintains a Supplemental Retirement Plan (“SERP”), which is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the plan. Because the Compensation Committee established the plan to provide the supplemental retirement benefits described above, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are considered annual compensation and are not taken into account when determining other components of annual compensation.

The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly compensated employees, and an employee must be selected by the board of directors to participate in the Plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implanting regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. All amounts currently accrued under the SERP will remain accrued until the separation of service of the executive.

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements (which are substantially identical to each other) with Messrs. McCormick, Cushing, and Salvador that generally provide for their annual compensation and termination and severance benefits, change of control benefits, and various other personal benefits. The Compensation Committee reviews the terms and conditions of the employment agreements in connection with its annual consideration of the Company’s compensation programs. Each of the employment agreements renewed for a new three-year term effective January 1, 2011. After a review, the committee felt no changes were necessary to the existing agreements.

Results of “Say-on-Pay” Vote

Although the Company’s shareholders voted for holding an advisory vote on executive compensation every three years, as part of the Company’s ongoing effort to consider the interests of our shareholders when determining compensation policies and programs for the named executive officers, the Company decided to hold annual advisory votes. At our 2012 annual meeting of shareholders, more than 88% of the shareholder vote (including votes for, against and abstentions, but excluding broker non-votes) was in favor of the compensation of our named executive officers. The Compensation Committee believes that the results of this vote affirmed our shareholders’ support of the Company’s executive compensation policies and programs for our named executive officers. As a result, the Compensation Committee has generally continued its executive compensation policies and programs as set forth above, including initiatives to reduce emphasis on fixed pay and put greater emphasis on performance-based compensation. As noted above, in 2012, the Compensation Committee implemented a new long-term equity incentive program in the form of performance share awards to the named executive officers. In addition, instead of raising base salaries for Messrs. McCormick, Cushing and Salvador for 2012, the Compensation Committee increased these executives’ annual bonus opportunity under the Executive Officer Incentive Plan. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its executive team.

Executive Compensation Payments and Awards

The following table sets forth, for the fiscal year ended December 31, 2012, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo. Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Eric W. Schreck) has an employment agreement and a supplemental retirement agreement.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensa- tion(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Robert J. McCormick President & Chief Executive Officer, TrustCo and Trustco Bank	2012 2011 2010	880,000 880,000 880,000	— — —	217,140 154,200 —	66,120 147,750 —	253,000 169,400 —	72,059 29,591 16,661	549,901 381,989 367,463	2,038,220 1,762,930 1,264,124

Robert T. Cushing Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank	2012 2011 2010	640,000 640,000 610,000	— — —	108,570 77,100 —	33,060 73,875 —	184,000 123,200 —	87,513 41,309 25,570	247,787 299,079 295,071	1,300,930 1,254,563 930,641

Scot R. Salvador Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank	2012 2011 2010	510,000 510,000 460,000	— — —	108,570 77,100 —	33,060 73,875 —	146,625 98,175 —	56,222 22,001 11,987	342,611 254,485 225,082	1,197,088 1,035,636 697,069

Robert M. Leonard(5) Secretary, TrustCo and Trustco Bank and Senior Vice President, Trustco Bank	2012 2011 2010	175,000 170,000 150,000	— 44,200 37,704	31,020 15,420 —	6,460 14,775 —	50,313 — —	43,157 17,841 10,090	42,183 38,888 32,731	348,133 301,124 230,525

Eric W. Schreck(5) Treasurer, TrustCo and Senior Vice President, Trustco Bank	2012 2011 2010	240,000 235,000 225,000	— 61,100 58,500	31,020 15,420 —	6,460 14,775 —	69,000 — —	37,256 14,493 7,861	56,982 53,621 41,264	440,718 394,409 332,625

Summary Compensation Table Footnotes:

(1)

The amounts in these columns are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“FASB ASC 718”) for the stock awards (consisting of restricted stock units and performance shares) and stock option awards in 2012 and 2011. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2012 and 2011. For financial reporting purposes, the estimated values of these grants are spread over future periods; however, for this table the total cost of the grants are reflected in the year of the grant.

(2)

The amounts in this column for 2012 and 2011 for Messrs. McCormick, Cushing, and Salvador, and for 2012 for Messrs. Leonard and Schreck, were determined in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the board of directors. Because this plan was frozen in 2008 and reinstated for 2011, no amounts were paid to or accrued for Messrs. McCormick, Cushing, and Salvador during 2010. Messrs. Leonard and Schreck became participants in the Executive Officer Incentive Plan for 2012. The operation of this plan is discussed in the Compensation Discussion and Analysis and below under “Awards Under Incentive Plans.”

(3)

The amounts in this column are derived from the increase in value of vested benefits accrued under the Trustco Retirement Plan. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4)

The amounts in this column include all other compensation paid to the named executive officers including tax expenses (of $43,919, $43,303, $34,300, $15,224, and $16,546 for Messrs. McCormick, Cushing, Salvador, Leonard, and Schreck, respectively, for 2012) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included for Messrs. McCormick, Cushing, and Salvador is compensation paid to them under their employment agreements representing the incremental amount that would have been credited to them for 2012 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008. For 2012, the Company paid $434,035, $137,214, and $251,860 to Messrs. McCormick, Cushing, and Salvador, respectively. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees where the Company offers to match employee contributions to certain limits. For 2012, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Cushing, and Salvador was $11,295, for Mr. Leonard $7,875, and for Mr. Schreck $10,800. In 2012, Mr. McCormick received $7,875, Messrs. Cushing and Salvador received $3,938, and Messrs. Leonard and Schreck received $788 in dividends on shares of restricted stock awarded in 2011 under TrustCo’s Equity Incentive Plan. No dividends were received in 2011.
(5)

In 2011 and 2010, Messrs. Leonard and Schreck participated in the Trustco Bank Senior Incentive Plan and received the bonuses indicated for those years in the “Bonus” column. Commencing in 2012, Messrs. Leonard and Schreck participated in the Executive Officer Incentive Plan, as described in Note (2) above, and ceased participating in the Senior Incentive Plan.

TrustCo and Trustco Bank have entered into employment contracts with Messrs. McCormick, Cushing, and Salvador. Under these agreements, which are substantially the same, each officer’s annual compensation is his base salary (in 2012, $880,000, $640,000, and $510,000, respectively). The annual base salary of each officer in subsequent years may not be less than his annual base salary for the preceding calendar year, and each officer is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank. Commencing in 2009, in addition to the annual compensation, each executive is paid annually an amount equal to the incremental amount plus interest that would have been credited for the year to the executive’s supplemental account balance under the Trustco Supplemental Retirement Plan as the plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008.

Upon termination of the executive’s employment due to retirement, disability, death, or termination of the executive for any reason other than good cause (as defined in the employment agreements) within two years after a change in control (also as defined in the agreements), TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. These benefits are in addition to the general disability, death benefit, retirement, and pension plans maintained by TrustCo and Trustco Bank. The employment agreements generally define retirement as the earliest retirement date applicable to the executive in question under the Retirement Plan of Trustco Bank. The term “disability” is defined as a mental or physical condition (i) in the opinion of a physician mutually agreed upon by the board of directors of TrustCo and Trustco Bank and the executive officer that will prevent the executive officer from carrying out the material job responsibilities or duties to which he was assigned at the time the disability was incurred and (ii) is expected to last for an indefinite duration or a duration of more than six months.

In the event the employment of Messrs. McCormick, Cushing, or Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to

2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days of termination. The employment agreement also provides for a gross-up payment in the event that the amount payable upon an officer’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In addition, each employment agreement provides for the payment in full of each officer’s retirement, pension, and profit sharing plan compensation; the cost of any legal expenses incurred as a result of such termination; and, unless the termination was for good cause, the transfer of the executive officer’s company car (at book value) and country club membership.

Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.

Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank, or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A. Section 409A regulations provide the following:

•

subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•

a change in the effective control occurs only on the date that either: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•

a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Each of the employment agreements defines “termination” to include the unilateral election of the executive to terminate the employment agreement and his employment with TrustCo and

Trustco Bank or the executive otherwise experiences a “separation from service” within the meaning of Treasury Department Regulations under Section 409A of the Internal Revenue Code.

TrustCo and Trustco Bank must provide indemnification rights and benefits to each executive to the fullest extent permitted by law and the charter or bylaws of TrustCo and Trustco Bank. Any amendment or revision to such charter or bylaws that adversely affects the indemnification rights or benefits available to the executive under such charter or bylaws as of January 1, 2008 will not be effective against the executive unless the executive has consented in writing to such amendment or revision. Further, the indemnification provided under the agreements will be in addition to any other rights to which the executive may be entitled under the charter or bylaws of TrustCo and Trustco Bank or any statute, other agreement, vote of shareholders or disinterested directors, or otherwise.

Awards Under Incentive Plans

The following tables set forth information relating to grants of plan-based awards to the named executive officers during 2012 and all options held at December 31, 2012 by those officers.

Grant of Plan Based Awards – 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Executive Officer Incentive Plan(2))			Estimated Possible Payouts Under Equity Incentive Plan Awards (Performance Shares(3))			All Other Stock Awards: Number of Shares of Stock or Units (Restricted Stock Units(4)) (#)	All Other Option Awards: Number of Securities Underlying Options (Stock Options) (#)	Exercise or Base Price of Option Awards(5) ($/share)	Grant Date Fair Value of Stock Option Awards(6) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert J. McCormick	11/20/2012	132,000	253,000	352,000	15,000	20,000	25,000	22,000	87,000	5.17	66,120
Robert T. Cushing	11/20/2012	96,000	184,000	256,000	7,500	10,000	12,500	11,000	43,500	5.17	33,060
Scot R. Salvador	11/20/2012	76,500	146,625	204,000	7,500	10,000	12,500	11,000	43,500	5.17	33,060
Robert M. Leonard	11/20/2012	26,250	50,313	70,000	2,250	3,000	3,750	3,000	8,500	5.17	6,460
Eric W. Schreck	11/20/2012	36,000	69,000	96,000	2,250	3,000	3,750	3,000	8,500	5.17	6,460

(1)	The grant date for the equity incentive plan awards reported in this table (performance shares, restricted stock units, and incentive stock options).
(2)

The amounts in these columns indicate the estimated possible payouts available for 2012 under the Executive Officer Incentive Plan. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the actual amount earned by the participant for 2012. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(3)

The amounts in these columns indicate the estimated possible payouts available to the named executive officers with respect to awards of performance shares under the TrustCo Bank Corp NY 2010 Equity Incentive Plan. Threshold refers to the minimum amount of performance shares for which payment may be made assuming the minimum performance levels established under the November 20, 2012 awards under the plan are satisfied. Maximum refers to the maximum payout possible under such awards. If the conditions to the awards are satisfied, settlement of the awards will be made only in cash. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(4)

The period of restriction applicable to the awards of restricted stock units under this heading lapses on November 20, 2015. These restrictions may lapse prior to that day in accordance with the plan and the award agreements. Following lapse of the period of restriction, settlement of the awards will be made only in cash.

(5)	Exercise price or base price is the closing price on the NASDAQ Stock Market of TrustCo’s common stock on the grant date.
(6)

Grant date fair value is calculated in accordance with FASB ASC 718. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2012 and 2011.

As discussed in the Compensation Discussion and Analysis, the Company’s Compensation Committee established performance goals for 2012 under the Executive Officer Incentive Plan. Bonuses were to be paid under the plan based upon the Company’s achievement of specified, weighted performance measures relative to the performance of TrustCo’s peer group. The performance measures and their respective weightings were return on average equity (35% weighting), return on average assets (15% weighting), efficiency ratio (35% weighting) and the ratio of non-performing assets to total assets (15% weighting). The Company’s performance under each of these measures was then compared to the performance of the peer group:

•	If TrustCo’s results under a performance measure were lower than the peer group median, no bonus was to be paid with respect to that measure,

•

If TrustCo’s results under a performance measure were equal to the peer group median or exceeded the peer group median by less than 10%, the bonus was to be 15% of base salary multiplied by the weighting factor of that performance measure;

•

If TrustCo’s results under a performance measure exceeded the peer group median by 10% to 24%, the bonus was to be 25% of base salary multiplied by the weighting factor of that performance measure; and

•	If TrustCo’s results under a performance measure exceeded the peer group median by more than 25%, the bonus was to be 40% of base salary multiplied by the weighting factor of that performance measure.

The Compensation, Discussion and Analysis describes the performance goals established under the Executive Officer Incentive Plan for 2012.

On November 20, 2012, TrustCo approved awards of incentive stock options and restricted stock to eligible employees, including its named executive officers, under the TrustCo Bank Corp NY 2010 Equity Incentive Plan. The exercise price of all options granted was $5.17, the closing price of the Company’s common stock on the NASDAQ Stock Market on November 20, 2012. The options awarded to employees and officers of TrustCo vest in equal amounts over a five year period, with all options being fully vested as of November 20, 2017 and expiring on November 20, 2022. The periods of restriction applicable to the restricted unit awards will lapse as to all units awarded on November 20, 2015. The vesting of stock options and the lapse of the periods of restriction for restricted stock will accelerate under certain circumstances, including upon a change in control. The periods of restriction applicable to the performance unit awards will lapse December 31, 2015, the end of the performance period established under those awards.

The following table sets forth a summary of the outstanding equity awards as of December 31, 2012 under TrustCo’s 2010 Equity Incentive Plan and also under prior stock option plans.

Outstanding Equity Awards as of December 31, 2012

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
		(#)	(#)	($)		(#)		($)	(#)		($)
Robert J. McCormick	11/19/2004	300,000	0	13.55	11/19/2014
	01/21/2005	200,000	0	12.15	01/21/2015
	06/01/2007	200,000	0	9.91	06/01/2017
	06/02/2008	120,000	30,000	8.29	06/02/2018
	11/15/2011	30,000	120,000	5.14	11/15/2021	30,000	(4)	158,400
	11/20/2012	0	87,000	5.17	11/20/2022	22,000	(5)	116,160	20,000	(6)	105,600

Robert T. Cushing	11/19/2004	100,000	0	13.55	11/19/2014
	01/21/2005	100,000	0	12.15	01/21/2015
	06/01/2007	100,000	0	9.91	06/01/2017
	06/02/2008	60,000	15,000	8.29	06/02/2018
	11/15/2011	15,000	60,000	5.14	11/15/2021	15,000	(4)	79,200
	11/20/2012	0	43,500	5.17	11/20/2022	11,000	(5)	58,080	10,000	(6)	52,800

Scot R. Salvador	11/19/2004	150,000	0	13.55	11/19/2014
	01/21/2005	100,000	0	12.15	01/21/2015
	06/01/2007	150,000	0	9.91	06/01/2017
	06/02/2008	60,000	15,000	8.29	06/02/2018
	11/15/2011	15,000	60,000	5.14	11/15/2021	15,000	(4)	79,200
	11/20/2012	0	43,500	5.17	11/20/2022	11,000	(5)	58,080	10,000	(6)	52,800

Robert M. Leonard	11/19/2004	7,500	0	13.55	11/19/2014
	01/21/2005	7,500	0	12.15	01/21/2015
	06/01/2007	7,500	0	9.91	06/01/2017
	06/02/2008	8,000	2,000	8.29	06/02/2018
	11/15/2011	3,000	12,000	5.14	11/15/2021	3,000	(4)	15,840
	11/20/2012	0	8,500	5.17	11/20/2022	3,000	(5)	15,840	3,000	(6)	15,840

Eric W. Schreck	11/19/2004	7,500	0	13.55	11/19/2014
	01/21/2005	7,500	0	12.15	01/21/2015
	06/01/2007	6,000	0	9.91	06/01/2017
	06/02/2008	8,000	2,000	8.29	06/02/2018
	11/15/2011	3,000	12,000	5.14	11/15/2021	3,000	(4)	15,840
	11/20/2012	0	8,500	5.17	11/20/2022	3,000	(5)	15,840	3,000	(6)	15,840

(1)	Awards of options vest in equal increments on each of the first through fifth anniversaries of the date of the award and become fully vested on the fifth anniversary.
(2)	Stock options are exercisable for ten years from the date of grant.
(3)	Market value is based upon the $5.28 closing price on the NASDAQ Stock Market of TrustCo’s common stock on December 31, 2012.
(4)	Shares of restricted stock awarded on November 15, 2011 which vest in full on November 15, 2014.
(5)	Restricted stock units awarded on November 20, 2012 which vest in full on November 20,2015. As noted above, settlement of these restricted stock units will be in cash.
(6)	Performance shares awarded on November 20, 2012 are subject to certain conditions as described above. If the conditions to the awards are satisfied, settlement of the awards will be in cash.

In addition to the stock option grants noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan and to former Chief Executive Officer Robert A. McCormick. As further discussed above in the Compensation Discussion and Analysis, the value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit. In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15. The unit prices were the TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.

Pensions and Nonqualified Deferred Compensation Benefits

As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a profit sharing/401(k) plan. Benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective that date.

Benefits under the pension plan are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation includes that compensation which is treated as FICA wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:

1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus

Supplemental Benefit:

3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.

Pension Benefits

(December 31, 2012)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	270,586	—
Robert T. Cushing	Retirement Plan of Trustco Bank	13	429,100	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	193,281	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	164,057	—
Eric W. Schreck	Retirement Plan of Trustco Bank	18	126,670	—

(1)

The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2012, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Robert T. Cushing is eligible for early retirement.

The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Nonqualified Deferred Compensation - December 31, 2012

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Robert T. Cushing	—	—	—	—	3,244,059
Scot R. Salvador	—	—	—	—	722,574

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank, and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions were made on behalf of the participants. As noted previously, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2012 directly to the named executive officer as follows:

Robert J. McCormick	$434,035
Robert T. Cushing	137,214
Scot R. Salvador	251,860

Potential Post-Employment Payments

As discussed above, Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador each have entered into employment contracts with the Company that provide for post-employment benefits in the case of retirement, death, or disability and in a change in control. (The meanings of those terms are discussed under “Executive Compensation Payments and Awards.”) Additionally, in a change in control, the interests of Messrs. McCormick, Cushing, and Salvador vest in the TrustCo Performance Bonus Plan units they were awarded and in their benefits under the medical and life insurance programs.

The following table reflects the amount of compensation payable to each of the named officers, including Messrs. McCormick, Cushing, and Salvador, in the event of termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2012, which was $5.28. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement Without Change in Control(3)	Disability(4)	Death(5)	Termination and Change in Control
Robert J. McCormick
Salary and Bonus(6)	$—	$—	$1,567,035	$—	$—	$600,000	$3,387,670
Health insurance and other perquisites	—	—	894,086	894,086	894,086	894,086	944,086
Tax gross-up payment	—	—	—	—	—	—	2,049,043
Pension benefits(7)	270,586	270,586	270,586	270,586	270,586	270,586	270,586
Supplemental Retirement Plan(8)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Equity incentives(9) (10)	—	—	—	30,570	305,130	305,130	463,530
TOTAL	$270,586	$1,855,422	$4,316,543	$2,780,078	$3,054,638	$3,654,638	$8,699,751

Robert T. Cushing
Salary and Bonus(6)	$—	$—	$961,214	$—	$—	$600,000	$2,463,760
Health insurance and other perquisites	—	677,250	677,250	677,250	677,250	677,250	727,250
Tax gross-up payment	—	—	—	—	—	—	1,394,258
Pension benefits(7)	429,100	429,100	429,100	429,100	429,100	429,100	429,100
Supplemental Retirement Plan(8)	—	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059
Equity incentives(9) (10)	—	—	—	15,285	152,565	152,565	231,765
TOTAL	$429,100	$4,350,409	$5,311,623	$4,365,694	$4,502,974	$5,102,974	$8,490,192

Scot R. Salvador
Salary and Bonus(6)	$—	$—	$908,485	$—	$—	$600,000	$1,963,309
Health insurance and other Perquisites	—	—	1,000,394	1,000,394	1,000,394	1,000,394	1,050,394
Tax gross up payment	—	—	—	—	—	—	1,487,713
Pension benefits(7)	193,281	193,281	193,281	193,281	193,281	193,281	193,281
Supplemental Retirement Plan(8)	—	722,574	722,574	722,574	722,574	722,574	722,574
Equity incentives(9) (10)	—	—	—	15,285	152,565	152,565	231,765
TOTAL	$193,281	$915,855	$2,824,734	$1,931,534	$2,068,814	$2,668,814	$5,649,036

Eric W. Schreck
Salary and Bonus	$—	$—	$—	$—	$—	$470,000	$—
Pension benefits(7)	126,670	126,670	126,670	126,670	126,670	126,670	126,670
Equity incentives(9) (10)	—	—	—	3,035	34,715	34,715	50,555
TOTAL	$126,670	$126,670	$126,670	$129,705	$161,385	$631,385	$177,225

Robert M. Leonard
Salary and Bonus	$—	$—	$—	$—	$—	$340,000	$—
Pension benefits(7)	164,057	164,057	164,057	164,057	164,057	164,057	164,057
Equity incentives(9) (10)	—	—	—	3,035	34,715	34,715	50,555
TOTAL	$164,057	$164,057	$164,057	$167,092	$198,772	$538,772	$214,612

(1)

Under the employment agreements of Messrs. McCormick, Cushing and Salvador, “good cause” means the commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)

The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing, and Salvador, assuming no changes in the amount of base salary after termination and payments under the Executive Officer Incentive Plan and the additional amount payable in lieu of contributions to the Supplemental Retirement Plan. The employment agreements of Messrs. McCormick, Cushing, and Salvador renewed as of January 1, 2011 for a new term of three years each. The amounts presented in this column take into account the remaining one-year term of each agreement. Mr. Schreck and Mr. Leonard do not have employment agreements with the Company.

(3)

“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2012, only Mr. Cushing was eligible to receive retirement benefits under such plan. Please also refer to the Pension Benefits table and the related discussion.

(4)

“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)

The Company provides a death benefit to all employees through a third party insurance company under which it makes a payment in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)

Includes the remaining term of the named executive officer’s employment agreement, annual salary, bonus payment under the Company’s Executive Officer Incentive Plan and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplement account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008.

(7)

The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(8)	The amounts disclosed represent the aggregate balance as of December 31, 2012 for each of Messrs. McCormick, Cushing and Salvador.
(9)

The amounts disclosed in the columns headed “Retirement Without Change in Control,” “Disability” and “Death” represent the amount payable to the named executive officer upon such events under TrustCo’s equity incentive plans. Under the TrustCo Bank Corp NY 2010 Equity Incentive Plan and the award agreements under such plan, the options and restricted stock awards accelerate upon retirement, disability or death. Under the performance shares awarded under the 2010 plan, upon retirement, disability or death a participant will be entitled to a pro rata payment based on the number of full months’ service during the applicable performance period but taking into account achievement of performance goals during the entire performance period. Because the performance period under the 2012 awards commenced on January 1, 2013, termination for retirement, disability, or death as of December 31, 2012 would not result in any payment in respect of such performance shares.

(10)

The amounts disclosed in the column headed “Termination and Change in Control” represent the payment to the named executive officer upon the accelerated vesting (or, as appropriate, lapse of restrictions) of awards under TrustCo’s equity incentive plans if a change in control occurs, and such officer were terminated, on December 31, 2012, and assumes the resulting amount is paid in cash. All unvested options and restricted stock awards vest in full upon a change in control. The time-based vesting condition of performance shares will be satisfied in full upon a change in control, with payment to be made in respect of performance shares based upon the extent to which the performance goals specified in the applicable award agreement have been met up to the date of the change in control, or at the target vesting specified in the award agreement, whichever is higher.

Compensation Policies and Practices that Present Material Risks to the Company

The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short term (executive officer incentive plan) and longer-term (equity incentive plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan expressly provides that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation policies and procedures, the Compensation Committee has concluded that the risks arising from TrustCo’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Director Compensation

Compensation paid or awarded to members of TrustCo’s board of directors who are not also executive officers of TrustCo or Trustco Bank is comprised of a meeting fee of $10,000 and awards under TrustCo’s Directors Equity Incentive Plan and Directors Performance Bonus Plan.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Nonequity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)		Total
	($)	($)	($)	($)	($)	($)		($)
Dennis A. De Gennaro	120,000	7,755	—	—	—	263		128,018
Joseph A. Lucarelli	110,000	7,755	—	—	—	263		118,018
Thomas O. Maggs	120,000	7,755	—	—	—	263		128,018
Dr. Anthony J. Marinello	120,000	7,755	—	—	—	263		128,018
Robert A. McCormick	120,000	7,755	—	—	—	429,482	(3)	557,237
William D. Powers	120,000	7,755	—	—	—	263		128,018
William J. Purdy	120,000	7,755		—	—	263		128,018

(1)

Includes the grant date fair value, calculated in accordance with FASB ASC 718 for the restricted stock units awarded in 2012. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2012 and 2011.

(2)	Includes the common stock dividend of $0.2625 that was declared during 2012 and was earned on the 1,000 shares awarded in 2011.
(3)

Includes $200,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151, perquisites of $140,068 (including tax payments on such benefits of $65,651), and dividends on the restricted stock of $263.

TrustCo’s 2010 Directors Equity Incentive Plan provides for the periodic grant of options, restricted stock, and stock appreciation rights to directors as approved by the Compensation Committee. The exercise price for options may not be less than 100% of the fair market value of TrustCo’s common stock on the NASDAQ Stock Market (generally the closing price) on the day the grants are awarded.

Outstanding options, granted under TrustCo’s 2010 Directors Equity Incentive Plan and prior directors’ stock option plans, held by current TrustCo directors are as follows:

Dennis A. De Gennaro	2,000
Joseph A. Lucarelli	10,000
Thomas O. Maggs	6,000
Anthony J. Marinello, MD, PhD	10,000
Robert A. McCormick	10,000
William D. Powers	10,000
William J. Purdy	10,000

During 2012, directors were awarded 1,500 shares of restricted stock units. The period of restriction applicable to the awards will lapse as to all units awarded on November 20, 2015. The restricted stock units do not entitle the director to any cash or other dividend declared on the stock or to vote the units.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan. (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, Mr. Maggs, whose base price is $10.59 per unit and Mr. De Gennaro whose base price is $6.33 per unit. Robert A. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer. The Directors’ Performance Bonus Plan allows awards given to an employee who is or becomes a director to retain those awards even after the employee has terminated employment so long as he or she remains a director.

TrustCo and Robert A. McCormick have entered into a consulting agreement under which Mr. McCormick serves as a consultant to the board of directors of TrustCo and to the board of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered are advisory only, and Mr. McCormick’s services as a consultant are rendered at such times and places as are mutually convenient to the boards and Mr. McCormick. The current agreement with Mr. McCormick took effect on June 1, 2011 and has a five-year term.

As compensation for the services rendered and to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo paid Mr. McCormick in 2012 a fee in the amount of $200,000. In the event of Mr. McCormick’s death or disability (as defined in the agreement) during the term of the consulting agreement, TrustCo will be obligated to pay to his estate or other designated beneficiary the full amount of the annual fee for the term year (June 1 to May 31) in which his death or disability occurred. TrustCo may terminate the consulting agreement upon not less than one year’s prior written notice to Mr. McCormick.

Also, in connection with the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, estate planning services, and tax payments on these benefits. The cost of these is included in the table as other compensation.

Finally, under Mr. McCormick’s employment agreement, TrustCo and/or Trustco Bank will provide at no cost to Mr. McCormick and his wife, for the rest of Mr. McCormick’s life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan. As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount		Percent
BlackRock, Inc.	7,498,451	(1)	7.98%
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc.	6,221,347	(2)	6.60%
Charles B. Johnson
Rupert H. Johnson, Jr.
One Franklin Parkway
San Mateo, CA 94403
Franklin Advisory Services LLC
One Parker Place, Ninth Floor
Fort Lee, NJ 07024
The Vanguard Group, Inc.	5,456,092	(3)	5.80%
100 Vanguard Boulevard
Malvern, PA 19355

Royce & Associates, LLC	4,833,172	(4)	5.15%
745 Fifth Avenue
New York, NY 10151

(1)	Based solely upon an amended Schedule 13G filed with the Securities Exchange Commission (“SEC”) by the listed person on February 8, 2013, containing information as of December 31, 2012.
(2)

Based solely upon an amended Schedule 13G filed with the SEC by the listed person on February 12, 2013, containing information as of December 31, 2012. Franklin Resources, Inc. (“Franklin”) indicated in the filing that Franklin Advisory Services LLC had sole voting power for 5,982,700 shares and sole dispositive power for 6,218,700 shares, and Franklin Templeton Portfolio Advisory, Inc had sole voting and dispositive power for 2,647 shares. Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

(3)

Based solely upon Schedule 13G filed with the SEC by the listed persons on February 11, 2013 containing information as of December 31, 2012. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 127,934 shares of TrustCo’s common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc,. is the beneficial owner of 6,400 shares of TrustCo’s common stock as the result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares.

(4)	Based soley upon Schedule 13G filed with the SEC by the listed persons on January 24, 2013 containing information as of December 31, 2012.

On March 1, 2013, the Financial Services Department of Trustco Bank held 994,126 shares of TrustCo common stock as executor, trustee, and agent (1.06% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval, or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members. TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.

Certain directors and executive officers of TrustCo and Trustco Bank, or corporations and firms with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that they will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr, and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2012, $456,145 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP. Also, TrustCo has entered into a consulting agreement with Robert A. McCormick as more specifically set forth previously in the discussion of Director Compensation. Each of the loans and other transactions described above was approved by the board of directors, or appropriate board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. The form of these agreements were filed as an exhibit to the Current Report on Form 8-K filed December 22, 2008 and an amendment to the agreement was disclosed in a Current Report on Form 8-K filed March 17, 2009. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Travelers Insurance Company effective for the one-year period from October 10, 2012 to October 10, 2013. The cost of this insurance was $229,285, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements have been met.

S.E.C. Form 10-K

TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Kevin T. Timmons, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2014 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 2, 2013. Proposals intended to be considered at the 2014 Annual Meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices no later than February 15, 2014. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

REVOCABLE PROXY TRUSTCO BANK CORP NY

Annual Meeting Materials are available at:

http://www.cfpproxy.com/6892

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By Telephone (using a Touch-Tone Phone); or
2.	By Internet; or
3.	By Mail.

To Vote by Telephone:

Call 1-877-826-3195 Toll-Free on a Touch-Tone

Phone anytime prior to 3 a.m., May 23, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/trst prior to 3 a.m., May 23, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting.	☐

Mark here for address change.	☐

Comments:

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	Election of Directors for a three-year term expiring at the 2016 Annual Meeting of Shareholders.

Nominees:

	For	Withhold
(01) Dennis A. De Gennaro	☐	☐

(02) Joseph A. Lucarelli	☐	☐

(03) Robert A. McCormick	☐	☐

The Board of Directors of TrustCo Bank Corp NY recommends a vote “FOR” all nominees listed for election of directors and “FOR” Proposals 2 and 3.

		For	Against	Abstain
2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.	☐	☐	☐

		For	Against	Abstain
3.	Ratification of the appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2013.	☐	☐	☐

4.	Such other business that properly may be brought before the meeting or any adjournments thereof.

    This proxy will be voted as instructed. If no choice is indicated, this proxy will be voted “FOR” all nominees listed and “FOR” Proposals 2 and 3. The proxies will vote in their judgment on any other matters that properly may be brought before the meeting or any adjournment thereof.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above Co-holder (if any) sign above

Please sign as your name(s) appear(s) on this proxy card, date and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation or partnership, write in the full corporate or partnership name and a duly authorized officer or other person should sign.

TRUSTCO BANK CORP NY — ANNUAL MEETING, MAY 23, 2013

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

The Notice of the Annual Meeting,

the Proxy Statement and Annual Report are available on-line at:

http://www.cfpproxy.com/6892

You can vote in one of three ways:

1.	Call toll free 1-877-826-3195 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/trst and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY

TRUSTCO BANK CORP NY

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2013

This proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the Annual Meeting of Shareholders to be held on May 23, 2013.

The person whose name and signature appears hereon hereby appoints Paul Heiner and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, to be held at Mallozzi’s Restaurant, 1930 Curry Road, Rotterdam, NY 12303, at 4:00 p.m. (local time) on Thursday, May 23, 2013 and at any adjournment or postponements thereof.

The Board of Directors of TrustCo Bank Corp NY recommends a vote “FOR” all nominees listed for election of directors and “FOR” Proposals 2 and 3.

The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement and Annual Report.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

6892